Exhibit 10.1

P.O. Box 3590 Honolulu, HI 96811-3590 Telephone (808) 544-0500

May 24, 2010

John C. Dean
Acting Executive Chairman of the Board
Central Pacific Financial Corp.
Central Pacific Bank

Re:  Your compensation for the period from March 15, 2010 to December 31, 2010

Dear Mr. Dean:

This letter is to confirm your compensation for serving as acting and actual Executive Chairman of the Board for Central Pacific Financial Corp. (“CPF”) and Central Pacific Bank (“CPB”) for the period from March 15, 2010 through December 31, 2010 (the “Compensation Period”).

1.
For serving in such capacities you will receive a salary of $1.00 and a grant of 200,000 restricted stock units under the 2004 Stock Compensation Plan of CPF in accordance with the terms of that Restricted Stock Unit Agreement dated of even date herewith.  You will receive no other salary or compensation for the Compensation Period.

2.
It is anticipated that you will be either elected or appointed as a member of the Board of Directors of CPF and CPB (individually and collectively the “Board”) in the near future.  The compensation described in item 1 above includes your compensation for serving as a director of CPF and CPB.  Thus, you will not receive any Board or Board committee retainers or meeting fees.

3.	As an employee of CPF and CPB, you are entitled to receive all standard employee benefits. You will also receive a monthly automobile allowance of $1,000.

4.	You will not be entitled to any short or long term incentive plan payments for 2010 performance.

While the above is the compensation arrangement approved by the Board, please understand that CPF and CPB reserve the right to make any changes and amendments to this arrangement and related agreements or to withhold or recover compensation (on either a retroactive or prospective basis and whether or not earned/accrued or yet to be earned/accrued) as necessary or  required to comply with all applicable laws, regulations and restrictions, to include without limitation, any regulatory orders, mandates, directives or prohibitions, the Emergency Economic Stabilization Act of 2008 (“EESA”), the American Recovery and Reinvestment Act of 2009 (“ARRA”), and regulations implementing EESA and ARRA issued by the U.S. Department of Treasury with respect to executive compensation or otherwise.  Neither CPF nor CPB shall be required to make any payment if such payment requires any regulatory approval, which has not been obtained.  In addition, CPF and CPB shall have a right to recover (clawback) compensation if payment of such compensation is due to materially inaccurate financial statements, excessive risk taking, or unsafe, unsound, improper, or wrongful acts or omissions.

If the foregoing is agreeable with you, please sign and return the original of this letter to the undersigned.

Sincerely,

CENTRAL PACIFIC FINANCIAL CORP. & CENTRAL PACIFIC BANK

/s/ Richard J. Blangiardi
Richard J. Blangiardi, Chair
Compensation Committee
Board of Directors

Accepted and Agreed:

/s/ John C. Dean	May 24, 2010
John C. Dean	Date